Exhibit 99.1

THE MARCUS CORPORATION REPORTS SECOND QUARTER FISCAL 2021 RESULTS
Marcus Theatres® and Marcus Hotels® & Resorts again outperformed their respective industries;
Company returns to positive cash flow in June as recovery from the pandemic continues

Milwaukee, August 4, 2021 … The Marcus Corporation (NYSE: MCS) today reported results for the second quarter fiscal 2021 ended July 1, 2021.

“Our operating performance continues to improve as we emerge further from the depths of the pandemic,” said Gregory S. Marcus, president and chief executive officer of The Marcus Corporation. “Both of our businesses again outperformed their respective industries during the quarter. Marcus Hotels & Resorts exceeded expectations yet again, with positive adjusted EBITDA for both the quarter and first half of the year. Marcus Theatres, which proved again to be one of the top performing theatre circuits compared to the top 10 circuits in the United States, continues to experience pent up demand for out-of-home entertainment. While it will take some time to return to pre-pandemic levels, we are encouraged by the positive momentum in both our operating businesses which contributed to positive company-wide adjusted EBITDA for the month of June.”

Second Quarter Fiscal 2021 Highlights

•	Total revenues for the second quarter of fiscal 2021 were $92,547,000 compared to total revenues of $7,933,000 for the second quarter of fiscal 2020.
•	Operating loss was $26,110,000 for the second quarter of fiscal 2021, compared to operating loss of $53,062,000 for the prior year quarter.

•	Net loss attributable to The Marcus Corporation was $23,366,000 for the second quarter of fiscal 2021, compared to net loss attributable to The Marcus Corporation of $27,029,000 for the same period in fiscal 2020.
•	Net loss per diluted common share attributable to The Marcus Corporation was $0.76 for the second quarter of fiscal 2021, compared to net loss per diluted common share attributable to The Marcus Corporation of $0.89 for the second quarter of fiscal 2020.
•	Adjusted net loss attributable to The Marcus Corporation was $20,609,000 for the second quarter of fiscal 2021, compared to Adjusted net loss attributable to The Marcus Corporation of $42,525,000 for the second quarter of fiscal 2020.

•	Adjusted net loss per diluted common share attributable to The Marcus Corporation was $0.67 for the second quarter of fiscal 2021, compared to Adjusted net loss per diluted common share attributable to The Marcus Corporation of $1.40 for the prior year quarter.

•	Adjusted EBITDA was a loss of $1,216,000 for the second quarter of fiscal 2021, compared to a loss of $30,046,000 for the comparable prior year period.

•	Adjusted loss attributable to The Marcus Corporation, Adjusted loss per diluted common share attributable to The Marcus Corporation and Adjusted EBITDA reflect adjustments made by the company to eliminate the impact of impairment charges during the second quarter of fiscal 2021 and a favorable income tax adjustment, certain nonrecurring property closure expenses and reopening expenses during the second quarter of fiscal 2020.

First Half Fiscal 2021 Highlights

•	Total revenues for the first half of fiscal 2021 were $143,334,000 compared to total revenues of $167,393,000 for the first half of fiscal 2020.
•	Operating loss was $61,771,000 for the first half of fiscal 2021, compared to operating loss of $75,262,000 for the first half of fiscal 2020.
•	Net loss attributable to The Marcus Corporation was $51,496,000 for the first half of fiscal 2021, compared to net loss attributable to The Marcus Corporation of $46,381,000 for the first half of fiscal 2020.

•	Net loss per diluted common share attributable to The Marcus Corporation was $1.71 for the first half of fiscal 2021, compared to net loss per diluted common share attributable to The Marcus Corporation of $1.53 for the first half of fiscal 2020.
•	Adjusted net loss attributable to The Marcus Corporation was $49,678,000 for the first half of fiscal 2021, compared to Adjusted net loss attributable to The Marcus Corporation of $51,860,000 for the first half of fiscal 2020.
•	Adjusted net loss per diluted common share attributable to The Marcus Corporation was $1.65 for the first half of fiscal 2021, compared to Adjusted net loss per diluted common share attributable to The Marcus Corporation of $1.71 for the first half of fiscal 2020.
•	Adjusted EBITDA was a loss of $18,685,000 for the first half of fiscal 2021, compared to a loss of $17,996,000 for the first half of fiscal 2020.
•	Adjusted loss attributable to The Marcus Corporation, Adjusted loss per diluted common share attributable to The Marcus Corporation and Adjusted EBITDA reflect adjustments made by the company to eliminate the impact of impairment charges during the first half of fiscal 2021 and a favorable income tax adjustment, certain nonrecurring property closure expenses, reopening expenses and impairment charges during the first half of fiscal 2020.

Marcus Theatres®

The fiscal 2021 second quarter began with 74% of our theatres open. As the number of vaccinated individuals increased, consumer confidence improved and several highly-anticipated new films were released by movie studios, Marcus Theatres reopened more theatres. Currently, 97% of our theatres are open, with the vast majority operating seven days a week with normal operating hours.

The division’s operating loss decreased significantly in the second quarter of fiscal 2021 compared to the prior year but was negatively impacted by impairment charges related to surplus theatre real estate. Average concession revenues per person continue to be strong and have increased by 17 percent during the first half of fiscal 2021 compared to the first half of fiscal 2020, further contributing to the division’s improved results.

When comparing its admission revenues and overall industry box office results to pre-pandemic levels in fiscal 2019, Marcus Theatres outperformed the industry by nearly 4 percentage points during the fiscal 2021 second quarter and over 5 percentage points during the first half of fiscal 2021, according to data received from Comscore. Based on this data, the company believes this makes Marcus Theatres one of the top performing theatre circuits during fiscal 2021 compared to the top 10 circuits in the United States.

“Towards the latter half of the fiscal 2021 second quarter, studios released a number of exciting new films to the market, with four of the top five films released during the last five weeks of the quarter,” said Rolando Rodriguez, chairman, president and chief executive officer of Marcus Theatres. “With many remaining restrictions loosened, increased adoption of the vaccine and consumers seeking more opportunities for entertainment outside of the home, the success of these films set new post-pandemic records in succession. Moreover, it appears our guests are truly enjoying the entire moviegoing experience as evidenced by the substantial increase in concession revenues during the quarter. We believe some of this increase may be attributed to the ongoing adoption of our electronic and mobile ordering options which provide a low-to-no touch experience and help reduce wait times at the concession stand.”

Our highest grossing films in the fiscal 2021 second quarter included “A Quiet Place Part II,” “Godzilla vs. Kong,” “F9: The Fast Saga,” “Cruella” and “The Conjuring: The Devil Made Me Do It.” The highly anticipated “Black Widow” opened to a strong response in July, with the following films also contributing to early third quarter results: “Space Jam: A New Legacy,” “Old,” “Snake Eyes: GI Joe Origins” and “Jungle Cruise.” Additional new films scheduled for release in the third quarter of fiscal 2021 include “The Suicide Squad,” “Free Guy,” “Shang-Chi and the Legend of the Ten Rings” and “Venom: Let There Be Carnage.”

The film slate for the remainder of 2021 is expected to also be very strong and includes films such as “Hotel Transylvania: Transformania,” “No Time to Die,” “Halloween Kills,” “Dune,” “Eternals,” Ghostbusters: Afterlife,” “Top Gun: Maverick,” “Encanto,” “West Side Story,” “Spider-Man: No Way Home,” “Sing 2,” “The King’s Man” and “The Matrix 4.”

Marcus® Hotels & Resorts

Marcus Hotels & Resorts continued to experience significantly improved operating performance in the second quarter fiscal 2021, with several company-owned hotels reporting positive operating income during the quarter. RevPAR increased at all eight company-owned properties during the second quarter of fiscal 2021, with the drive-to-leisure customer continuing to provide the most demand. Marcus Hotels & Resorts again outperformed the industry and its competitive sets by approximately 4 and 7 percentage points, respectively, for the second quarter fiscal 2021, and approximately 8 percentage points each for the first half of fiscal 2021.

“Our results in the second quarter and first half of fiscal 2021 continued to exceed expectations,” said Michael Evans, president of Marcus Hotels & Resorts. “While demand continues to be driven by ‘drive-to leisure’ consumers, we are encouraged by noticeable improvements in business and group travel. As more businesses bring employees back to the office, our hope is remaining business travel restrictions will ease. The Milwaukee Bucks eight-week NBA championship playoff run contributed to our June and July occupancies at the company’s three Milwaukee hotels and we are also encouraged by group bookings for the Ryder Cup, which is currently scheduled for late September, showcasing larger events are continuing to make a comeback.”

Group booking pace for fiscal 2021 and fiscal 2022 remains behind prior years at this time, but bookings have been increasing in recent weeks. Banquet and catering booking pace, while also behind pre-pandemic levels, has benefited from increases in wedding bookings.

In June 2021, the company announced that it was selected to manage the Coralville Hotel & Conference Center in Coralville, Iowa, effective August 18, 2021. Owned by the City of Coralville, the 286-room hotel will be rebranded under the Hyatt Regency brand, making it the first Hyatt Regency in the state of Iowa. The property will undergo a phased renovation focused on its restaurant and all hotel rooms. Situated just three miles from the University of Iowa, which is ranked as one of the best public universities in the country, the property boasts one of the area’s most desired locations for travelers as well as large scale meetings, events, exhibitions and more.

Balance Sheet and Liquidity

The Marcus Corporation’s financial position remains strong, with $210 million in cash and revolving credit availability at the end of the fiscal 2021 second quarter. On July 13, 2021, the company amended its revolving credit agreement and made an early payment on its term loan facility, reducing the balance of the facility to $50 million and extending the term loan facility’s maturity date to September 2022.

“Our early payment of a portion of our term loan reflects our confidence in our strong liquidity position, which will also benefit in future periods from anticipated income tax refunds and the expected sale of several non-core real estate assets,” said Douglas Neis, executive vice president, chief financial officer and treasurer of The Marcus Corporation.

Conference Call and Webcast

The Marcus Corporation management will hold a conference call today, Wednesday, August 4, 2021 at 10:00 a.m. Central/11:00 a.m. Eastern time. Interested parties may listen to the call live on the internet through the investor relations section of the company's website: www.marcuscorp.com, or by dialing 1-574-990-3059 and entering the passcode 2768307.

A telephone replay of the conference call will be available through Wednesday, August 11, 2021, by dialing 1-855-859-2056 and entering passcode 2768307. The webcast will be archived on the company’s website until its next earnings release.

Non-GAAP Financial Measures

Adjusted net earnings (loss) attributable to The Marcus Corporation, Adjusted net earnings (loss) per diluted common share attributable to The Marcus Corporation and Adjusted EBITDA have been presented in this press release as supplemental measures of financial performance that are not required by, or presented in accordance with, GAAP. The company defines Adjusted net earnings (loss) attributable to The Marcus Corporation as net earnings (loss) attributable to The Marcus Corporation adjusted to eliminate the impact of certain items that the company does not consider indicative of its core operating performance and the tax effect related to those items. The company defines Adjusted net earnings (loss) per diluted common share attributable to The Marcus Corporation as Adjusted net earnings (loss) attributable to The Marcus Corporation divided by diluted weighted average shares outstanding. The company defines Adjusted EBITDA as net earnings (loss) attributable to The Marcus Corporation before investment income or loss, interest expense, other expense, gain or loss on disposition of property, equipment and other assets, equity earnings or losses from unconsolidated joint ventures, net earnings or losses attributable to noncontrolling interests, income taxes and depreciation and amortization, adjusted to eliminate the impact of certain items that the company does not consider indicative of its core operating performance. Reconciliations of these measures to the equivalent measures under GAAP are set forth in the attached tables.

Adjusted net earnings (loss) attributable to The Marcus Corporation, Adjusted net earnings (loss) per diluted common share attributable to The Marcus Corporation and Adjusted EBITDA are key measures used by management and the company’s board of directors to assess the company’s financial performance and enterprise value. The company believes that Adjusted net earnings (loss) attributable to The Marcus Corporation, Adjusted net earnings (loss) per diluted common share attributable to The Marcus Corporation and Adjusted EBITDA are useful measures, as they eliminate certain expenses that are not indicative of the company’s core operating performance and facilitate a comparison of the company’s core operating performance on a consistent basis from period to period. The company also uses Adjusted EBITDA as a basis to determine certain annual cash bonuses and long-term incentive awards, to supplement GAAP measures of performance to evaluate the effectiveness of its business strategies, to make budgeting decisions, and to compare its performance against that of other peer companies using similar measures. Adjusted net earnings, Adjusted diluted earnings per share and Adjusted EBITDA are also used by analysts, investors and other interested parties as performance measures to evaluate industry competitors.

Adjusted net earnings (loss) attributable to The Marcus Corporation, Adjusted net earnings (loss) per diluted common share attributable to The Marcus Corporation and Adjusted EBITDA are non-GAAP measures of the company’s financial performance and should not be considered as alternatives to net earnings (loss) or diluted earnings (loss) per share as a measure of financial performance, or any other performance measure derived in accordance with GAAP and they should not be construed as an inference that the company’s future results will be unaffected by unusual or non-recurring items. Additionally, Adjusted net earnings (loss) attributable to The Marcus Corporation and Adjusted EBITDA are not intended to be measures of liquidity or free cash flow for management’s discretionary use. In addition, these non-GAAP measures exclude certain non-recurring and other charges. Each of these non-GAAP measures has its limitations as an analytical tool, and you should not consider them in isolation or as a substitute for analysis of the company’s results as reported under GAAP. In evaluating Adjusted net earnings (loss) attributable to The Marcus Corporation, Adjusted net earnings (loss) per diluted common share attributable to The Marcus Corporation and Adjusted EBITDA, you should be aware that in the future the company will incur expenses that are the same as or similar to some of the items eliminated in the adjustments made to determine Adjusted net earnings (loss) attributable to The Marcus Corporation, Adjusted net earnings (loss) per diluted common share attributable to The Marcus Corporation and Adjusted EBITDA, such as acquisition expenses, preopening expenses, accelerated depreciation, impairment charges and other adjustments. The company’s presentation of Adjusted net earnings (loss) attributable to The Marcus Corporation, Adjusted net earnings (loss) per diluted common share attributable to The Marcus Corporation and Adjusted EBITDA should not be construed to imply that the company’s future results will be unaffected by any such adjustments. Definitions and calculations of Adjusted net earnings (loss), Adjusted diluted earnings (loss) per share and Adjusted EBITDA differ among companies in our industries, and therefore Adjusted net earnings (loss), Adjusted diluted earnings (loss) per share and Adjusted EBITDA disclosed by the company may not be comparable to the measures disclosed by other companies.

About The Marcus Corporation

Headquartered in Milwaukee, The Marcus Corporation is a leader in the lodging and entertainment industries, with significant company-owned real estate assets. The Marcus Corporation’s theatre division, Marcus Theatres®, is the fourth largest theatre circuit in the U.S. and currently owns or operates 1,091 screens at 88 locations in 17 states under the Marcus Theatres, Movie Tavern® by Marcus and BistroPlex® brands. Upon assumption of management of the Coralville Hotel & Conference Center in mid-August, the company’s lodging division, Marcus® Hotels & Resorts, will own and/or manage 19 hotels, resorts and other properties in nine states.  For more information, please visit the company’s website at www.marcuscorp.com.

Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements may generally be identified as such because the context of such statements include words such as we “believe,” “anticipate,” “expect” or words of similar import. Similarly, statements that describe our future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties which may cause results to differ materially from those expected, including, but not limited to, the following: (1) the adverse effects of the COVID-19 pandemic on our theatre and hotels and resorts businesses, results of operations, liquidity, cash flows, financial condition, access to credit markets and ability to service our existing and future indebtedness; (2) the duration of the COVID-19 pandemic and related government restrictions and social distancing requirements and the level of customer demand following the relaxation of such requirements; (3) the availability, in terms of both quantity and audience appeal, of motion pictures for our theatre division (particularly following the COVID-19 pandemic, during which the production of new movie content temporarily ceased and release dates for motion pictures have been postponed), as well as other industry dynamics such as the maintenance of a suitable window between the date such motion pictures are released in theatres and the date they are released to other distribution channels; (4) the effects of adverse economic conditions in our markets, including but not limited to, those caused by the COVID-19 pandemic; (5) the effects of adverse economic conditions, including but not limited to, those caused by the COVID-19 pandemic, on our ability to obtain financing on reasonable and acceptable terms, if at all; (6) the effects on our occupancy and room rates caused by the COVID-19 pandemic and the effects on our occupancy and room rates of the relative industry supply of available rooms at comparable lodging facilities in our markets once hotels and resorts have more fully reopened; (7) the effects of competitive conditions in our markets; (8) our ability to achieve expected benefits and performance from our strategic initiatives and acquisitions; (9) the effects of increasing depreciation expenses, reduced operating profits during major property renovations, impairment losses, and preopening and start-up costs due to the capital intensive nature of our business; (10) the effects of weather conditions, particularly during the winter in the Midwest and in our other markets; (11) our ability to identify properties to acquire, develop and/or manage and the continuing availability of funds for such development; (12) the adverse impact on business and consumer spending on travel, leisure and entertainment resulting from terrorist attacks in the United States, other incidents of violence in public venues such as hotels and movie theatres or epidemics (such as the COVID-19 pandemic); and (13) a disruption in our business and reputational and economic risks associated with civil securities claims brought by shareholders. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, including developments related to the COVID-19 pandemic, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. Our forward-looking statements are based upon our assumptions, which are based upon currently available information, including assumptions about our ability to manage difficulties associated with or related to the COVID-19 pandemic; the assumption that our theatre closures, hotel closures and restaurant closures are not expected to be permanent or to re-occur; the continued availability of our workforce; and the temporary and long-term effects of the COVID-19 pandemic on our business. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are made only as of the date of this press release and we undertake no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

THE MARCUS CORPORATION

Consolidated Statements of Earnings (Loss)

(Unaudited)

(in thousands, except per share data)

	13 Weeks Ended		26 Weeks Ended
	July 1,	June 25,	July 1,	June 25,
	2021	2020	2021	2020
Revenues:
Theatre admissions	$24,915	$154	$35,600	$55,549
Rooms	17,332	857	26,376	17,846
Theatre concessions	23,061	1,104	32,980	47,034
Food and beverage	9,591	586	15,503	14,200
Other revenues	14,231	3,297	26,125	22,073
	89,130	5,998	136,584	156,702
Cost reimbursements	3,417	1,935	6,750	10,691
Total revenues	92,547	7,933	143,334	167,393

Costs and expenses:
Theatre operations	28,877	8,640	47,147	62,656
Rooms	7,072	1,866	12,337	11,521
Theatre concessions	10,037	831	14,533	23,042
Food and beverage	7,806	1,151	13,176	15,616
Advertising and marketing	3,819	1,075	6,368	6,465
Administrative	15,963	11,178	29,279	28,910
Depreciation and amortization	18,494	18,845	36,473	37,878
Rent	6,344	6,328	12,685	13,282
Property taxes	4,468	6,025	9,207	12,054
Other operating expenses	8,628	3,121	13,418	11,828
Impairment charges	3,732	-	3,732	8,712
Reimbursed costs	3,417	1,935	6,750	10,691
Total costs and expenses	118,657	60,995	205,105	242,655

Operating loss	(26,110)	(53,062)	(61,771)	(75,262)

Other income (expense):
Investment income	120	836	160	141
Interest expense	(4,907)	(3,529)	(9,750)	(6,045)
Other expense	(628)	(591)	(1,256)	(1,181)
Gain (loss) on disposition of property, equipment and other assets	(164)	(36)	2,040	(48)
Equity losses from unconsolidated joint ventures	-	(428)	-	(485)
	(5,579)	(3,748)	(8,806)	(7,618)

Loss before income taxes	(31,689)	(56,810)	(70,577)	(82,880)
Income tax benefit	(8,323)	(29,906)	(19,081)	(36,476)
Net loss	(23,366)	(26,904)	(51,496)	(46,404)
Net earnings (loss) attributable to noncontrolling interests	-	125	-	(23)
Net loss attributable to The Marcus Corporation	$(23,366)	$(27,029)	$(51,496)	$(46,381)

Net loss per common share attributable to
The Marcus Corporation - diluted	$(0.76)	$(0.89)	$(1.71)	$(1.53)

Weighted average shares outstanding - diluted	31,404	31,061	31,300	31,018

THE MARCUS CORPORATION

Condensed Consolidated Balance Sheets

(In thousands)

	(Unaudited)		(Audited)
	July 1,		December 31,
	2021		2020
Assets:

Cash and cash equivalents	$8,667		$6,745
Restricted cash	6,463		7,343
Accounts receivable	11,303		6,359
Government grants receivable	-		4,913
Refundable income taxes	24,874	#	27,934
Assets held for sale	10,444		4,117
Other current assets	14,024		10,406
Property and equipment, net	808,348		848,328
Operating lease right-of-use assets	224,026		229,660
Other assets	115,904		108,373

Total Assets	$1,224,053		$1,254,178

Liabilities and Shareholders' Equity:

Accounts payable	$19,927		$13,158
Taxes other than income taxes	17,654		18,308
Other current liabilities	73,507		65,787
Short-term borrowings	33,695		87,194
Current portion of finance lease obligations	2,697		2,783
Current portion of operating lease obligations	18,078		19,614
Current maturities of long-term debt	11,171		10,548
Finance lease obligations	18,501		19,744
Operating lease obligations	224,071		230,550
Long-term debt	283,893		193,036
Deferred income taxes	21,960		33,429
Other long-term obligations	61,371		61,304
Equity	437,528		498,723

Total Liabilities and Shareholders' Equity	$1,224,053		$1,254,178

THE MARCUS CORPORATION

Business Segment Information

(Unaudited)

(In thousands)

	Theatres	Hotels/ Resorts	Corporate Items	Total
13 Weeks Ended July 1, 2021
Revenues	$52,301	$40,151	$95	$92,547
Operating loss	(18,215)	(2,239)	(5,656)	(26,110)
Depreciation and amortization	13,385	5,047	62	18,494

13 Weeks Ended June 25, 2020
Revenues	$1,849	$5,915	$169	$7,933
Operating loss	(34,531)	(14,681)	(3,850)	(53,062)
Depreciation and amortization	13,382	5,333	130	18,845

26 Weeks Ended July 1, 2021
Revenues	$74,863	$68,276	$195	$143,334
Operating loss	(43,854)	(7,947)	(9,970)	(61,771)
Depreciation and amortization	26,171	10,174	128	36,473

26 Weeks Ended June 25, 2020
Revenues	$111,060	$56,075	$258	$167,393
Operating loss	(41,614)	(25,534)	(8,114)	(75,262)
Depreciation and amortization	26,892	10,745	241	37,878

Corporate items include amounts not allocable to the business segments.  Corporate revenues consist principally of rent and the corporate operating loss includes general corporate expenses.  Corporate information technology costs and accounting shared services costs are allocated to the business segments based upon several factors, including actual usage and segment revenues.

THE MARCUS CORPORATION

Reconciliation of Adjusted net earnings (loss) and Adjusted net earnings (loss) per diluted common share
(Unaudited)
(In thousands, except per share data)

	13 Weeks Ended		26 Weeks Ended
	July 1,	June 25,	July 1,	June 25,
	2021	2020	2021	2020
Net loss attributable to The Marcus Corporation	$(23,366)	$(27,029)	$(51,496)	$(46,381)
Add (deduct):
Adjustment to income taxes (a)		(17,588)		(17,588)
Property closure/reopening expenses - theatres (b)	-	670	-	3,457
Property closure/reopening expenses - hotels (c)	-	2,311	-	5,041
Impairment charges (d)	3,732	-	3,732	8,712
Government grants (e)	-	-	(1,271)	-
Tax impact of adjustments to net earnings (f)	(975)	(889)	(643)	(5,101)
Adjusted loss attributable to The Marcus Corporation	$(20,609)	$(42,525)	$(49,678)	$(51,860)

Net loss per diluted common share attributable to The Marcus Corporation	$(0.76)	$(0.89)	$(1.71)	$(1.53)
Adjusted net loss per diluted common share attributable to The Marcus Corporation	$(0.67)	$(1.40)	$(1.65)	$(1.71)

(a)	Reflects a nonrecurring adjustment to income taxes related to several accounting method changes and the impact of the CARES Act, which allows net operating loss carrybacks to a higher federal income tax rate year.
(b)	Reflects nonrecurring costs related to the required closure of all of the company's movie theatres due to the COVID-19 pandemic, plus subsequent nonrecurring costs related to reopening theatres.
(c)	Reflects nonrecurring costs related to the closure of the company's hotels and resorts due to reduced occupancy as a result of the COVID-19 pandemic, plus subsequent nonrecurring costs related to reopening hotels.
(d)	Impairment charges related to surplus theatre real estate for the fiscal 2021 periods and intangible assets (trade name) and several theatre locations for the fiscal 2020 periods.
(e)	Reflects a nonrecurring state government grant awarded to our theatres for COVID-19 relief.
(f)	Represents the tax effect related to adjustments (b), (c), (d) and (e) to net loss, calculated using a statutory tax rate of 26.1% for the fiscal 2021 periods and 29.6% for the fiscal 2020 periods.

Reconciliation of Net earnings (loss) to Adjusted EBITDA

(Unaudited)

(In thousands)

	13 Weeks Ended		26 Weeks Ended
	July 1,	June 25,	July 1,	June 25,
	2021	2020	2021	2020
Net loss attributable to The Marcus Corporation	$(23,366)	$(27,029)	$(51,496)	$(46,381)
Add (deduct):
Investment income	(120)	(836)	(160)	(141)
Interest expense	4,907	3,529	9,750	6,045
Other expense	628	591	1,256	1,181
(Gain) loss on disposition of property, equipment and other assets	164	36	(2,040)	48
Equity losses from unconsolidated joint ventures	-	428	-	485
Net earnings (loss) attributable to noncontrolling interests	-	125	0	(23)
Income tax benefit	(8,323)	(29,906)	(19,081)	(36,476)
Depreciation and amortization	18,494	18,845	36,473	37,878
Share-based compensation expenses (a)	2,668	1,190	4,152	2,178
Property closure/reopening expenses - theatres (b)	-	670	-	3,457
Property closure/reopening expenses - hotels (c)	-	2,311	-	5,041
Impairment charges (d)	3,732	-	3,732	8,712
Government grants (e)	-	-	(1,271)	-
Adjusted EBITDA	$(1,216)	$(30,046)	$(18,685)	$(17,996)

(a)	Non-cash charges related to share-based compensation programs.
(b)	Reflects nonrecurring costs (primarily payroll) related to the required closure of all of the company's movie theatres due to the COVID-19 pandemic, plus subsequent nonrecurring costs related to reopening theatres.
(c)	Reflects nonrecurring costs related to the closure of the company's hotels and resorts due to reduced occupancy as a result of the COVID-19 pandemic, plus subsequent nonrecurring costs related to reopening hotels.
(d)	Impairment charges related to surplus theatre real estate for the fiscal 2021 periods and intangible assets (trade name) and several theatre locations for the fiscal 2020 periods.
(e)	Reflects a nonrecurring state government grant awarded to our theatres for COVID-19 relief.